As filed with the Securities and Exchange Commission on May 23, 2005.

                                                          File No. 070-10254

                        SECURITIES AND EXCHANGE COMMISSION
                                  450 FIFTH STREET
                                WASHINGTON, D.C. 20549
                    ------------------------------------------

                            AMENDMENT NO. 3 TO FORM U-1
                                    DECLARATION
                                       UNDER
                   THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

                    --------------------------------------------

                                     CINERGY CORP.
                         THE CINCINNATI GAS & ELECTRIC COMPANY
                                139 East Fourth Street
                                Cincinnati, Ohio 45202

                        (Name of companies filing this statement
                       and addresses of principal executive offices)
                     ---------------------------------------------

                                     CINERGY CORP.

                         (Name of top registered holding company)
                     ---------------------------------------------

                                    Wendy L. Aumiller
                                        Treasurer
                                     Cinergy Corp.
                                 139 East Fourth Street
                                 Cincinnati, Ohio 45202

                         (Name and address of agent for service)




                           Please direct communications to:

George Dwight II                             William C. Weeden
Associate General Counsel                    Skadden Arps Slate Meagher & Flom
Cinergy Corp.                                1400 New York Avenue, N.W.
139 East Fourth Street, 25 AT2               Washington, D.C.  20005
Cincinnati, Ohio 45202                       202-371-7877 (ph)
513-287-2643 (ph)                            202-371-7012 (f)
513-287-3810 (f)                             wweeden@skadden.com
gdwight@cinergy.com


Item 6.  Exhibits and Financial Statements

         (a)      Exhibits

                  I Letter of Public Utilities Commission of Ohio dated May 11, 2005 (conformed copy)




                                   SIGNATURE

         Pursuant to the requirements of the Act, each of the undersigned companies has duly caused this Declaration on Form U-1 to be signed on its behalf by the officer indicated below.

         Dated:  May 23, 2005



                                  CINERGY CORP.



                                  By: /s/Wendy L. Aumiller
                                      Wendy L. Aumiller
                                      Vice President and Treasurer



                                  THE CINCINNATI GAS & ELECTRIC COMPANY



                                  By: /s/Wendy L. Aumiller
                                      Wendy L. Aumiller
                                      Vice President and Treasurer